                                                                       EXHIBIT 2

                                VOTING AGREEMENT


     This Voting Agreement, dated as of November 29, 1996, is entered into by and between FOUNDATION HEALTH CORPORATION, a Delaware corporation ("FHC"), and FPA MEDICAL MANAGEMENT, INC., a Delaware corporation ("FPA").


                              W I T N E S S E T H


     WHEREAS, pursuant to that certain Stock and Note Purchase Agreement (the "Purchase Agreement"), dated as of June 28, 1996, by and among FHC, FPA and the other parties listed therein, FHC acquired 4,076,087 shares (the "Shares") of the common stock of FPA;

     WHEREAS, FHC and FPA desire to enter into an agreement governing the manner in which FHC may vote the Shares with respect to certain matters;

     NOW THEREFORE, in consideration of the terms, conditions and covenants contained herein and in the Purchase Agreement, the parties hereto hereby agree as follows (capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement):

     1. VOTING. FHC agrees to vote the Shares in accordance with the recommendation of the Board of Directors of FPA (the "Board") as to all matters with respect to which the Board makes a recommendation, PROVIDED, HOWEVER, that FHC may vote the Shares in any manner it chooses and in its sole and absolute discretion with respect to Excluded Matters (as defined in SECTION 2 hereof).

     2.   EXCLUDED MATTERS.   Notwithstanding anything else contained herein,
FHC shall have the right to vote the Shares in any manner it sees fit, and in its sole and absolute discretion, regardless of any recommendation made by the Board, with respect to the following matters:

          a. Any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets or capital stock of FPA, or any consolidation or merger involving FPA, or any reclassification or other change of any stock, or any recapitalization of FPA; and

          b. Any amendment of the Certificate of Incorporation or By-laws of FPA if such amendment would change any of the rights, preferences or privileges of the FPA Common Stock.

                               Page 21 of 23 Pages

     The foregoing matters shall be referred to herein as "Excluded Matters."

     3. ABEYANCE. Notwithstanding anything else contained herein, FHC shall have the right to vote the Shares in any manner it sees fit and in its sole and absolute discretion, regardless of any recommendation made by the Board and shall have no obligations hereunder, upon the occurrence and during the continuation of any of the following:

          a. Any material breach by FPA or any of its Affiliates under the Purchase Agreement or any of the Related Agreements;

          b. Any material breach by FPA or any of its Affiliates under the Master Lease Assignment and Master Lease Agreement dated as of the date hereof;


          c. Any failure by FPA or any of its Affiliates to make any payments to FHC when due, including payments under the Secured Promissory Note dated as of the date hereof, the Secured Consolidated Promissory Note dated as of the date hereof, or Section 10.7 or Article 11 of the Purchase Agreement, but excluding any failure which is cured by FPA or any of its Affiliates by its exercise of offset rights set forth in such agreement or the Purchase Agreement.

     4. TERMINATION. This Agreement shall terminate at such time as the number of Shares held by FHC is less than 500,000
(taking into account any stock splits, reverse stock splits and dividends and recapitalizations with respect to FPA Common Stock following the date hereof), unless sooner agreed by the parties hereto. This Agreement shall not be applicable with respect to any Shares transferred by FHC to any person except Affiliates of FHC; provided, however, that transfers by FHC to any company in the health services industry which result in such company owning 500,000 or more shares of FPA Common Stock shall not be effected by FHC without the prior written consent of FPA or FHC's obtaining the written agreement by such transferee to be bound to the terms of this Agreement.

     5. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

     6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                               Page 22 of 23 Pages

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.


                              FOUNDATION HEALTH CORPORATION



                              By __________________________

                              Title _______________________



                              FPA MEDICAL MANAGEMENT, INC.



                              By __________________________

                              Title _______________________


                               Page 23 of 23 Pages